Exhibit 4.1



                                 CIT GROUP INC.
                           DEFERRED COMPENSATION PLAN

I. Purpose.

         CIT Group Inc. (the "Company") hereby establishes the CIT Group Inc. Deferred Compensation Plan (the "Plan"). The purpose of the Plan is to provide Participants with an opportunity to defer payment of a portion of Base Salary and/or Bonus as a means of saving for their retirement or other purposes. At all times, this Plan shall be considered entirely unfunded, both for tax purposes and for purposes of Title I of ERISA. This Plan is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, and, therefore, is not intended to be a qualified plan within the meaning of Code ss.ss. 401(a) and 501(a) and is not subject to any of the participation, vesting, funding or fiduciary responsibility provisions of ERISA.

II. Definitions.

         In this Plan, whenever the context so indicates, the singular or the plural number and the masculine or feminine gender shall be deemed to include the other, the terms "he," "his," and "him" shall refer to a Participant or a Beneficiary of a Participant, as the case may be, and, except as otherwise provided, or unless the context otherwise requires, the capitalized terms shall have the following meanings:

         A. "Account" means any of the bookkeeping accounts established by the Company with respect to the Participant under Section VIII of the Plan. An Account will be maintained solely as a bookkeeping entry by the Company.

         B. "Affiliate" means any corporation which is included in a controlled group of corporations (within the meaning of Code ss. 414(b)) which includes the Company, any trade or business (whether or not incorporated) which is under common control with the Company (within the meaning of Code ss. 414(c)), any organization included in the same affiliated service group (within the meaning of Code ss. 414(m)) as the Company and any other entity required to be aggregated with the Company pursuant to the regulations under Code ss. 414(o).

         C. "Allocation Election" means an election by a Participant in accordance with the provisions of Section IX of the Plan as to the allocation of the Participant's future deferrals and/or existing Account balances among the Investment Alternatives in which such amounts are Deemed Invested.

         D. "Allocation Election Form" means such form or other designated means by which the Participant makes an Allocation Election or rebalances an Account.

         E. "Annually-Paid Performance-Based Bonus" means any performance-based bonus which is earned and paid annually and which meets the requirements of Code
Section 409A with respect to performance-based compensation based on services performed over a period of at least twelve months.

         F. "Base Salary" means a Participant's base pay, before reduction for
(i) taxes, (ii) any before-tax contributions made on the Participant's behalf under any tax-qualified employee

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benefit plans established by the Company, such as the Savings Incentive Plan, and (iii) any amount not included in the Participant's income pursuant to Code ss. ss. 125, 129, or 132.

         G. "Beneficiary" or "Beneficiaries" means, with respect to a Participant, any natural person(s), estate or trust(s) designated by the Participant on the form provided by the Committee to receive the benefits specified under the Plan in the event of the Participant's death. The Participant's estate shall be the Beneficiary if:

                  (i) the Participant has not designated any natural person(s) or trust(s) as Beneficiary, or

                  (ii) all designated Beneficiaries have predeceased the Participant.

         H. "Board" means the Board of Directors of the Company and its successors.

         I. "Bonus" means any Quarterly-Paid Performance-Based Bonus or Annually-Paid Performance-Based Bonus payable to a Participant.

         J. "Change of Control" means the occurrence of either of the following events:

               1. any Person or Group, as a result of a Transaction (as defined in paragraph 2 below) or otherwise, becomes the Beneficial Owner, directly or indirectly, of securities representing a majority of the combined voting power of the Company's then outstanding securities generally entitled to vote for the election of directors (capitalized terms not otherwise defined herein are used as defined under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder); or

               2. as a direct or indirect result of any cash tender offer, acquisition of securities, merger or other business combination, acquisition or sale of assets, actual or threatened election contest (including any settlement thereof or any agreement intended to avoid or settle such a contest) or contractual arrangement, or any combination of the foregoing (a "Transaction"), the persons who were directors of the Company immediately before the Transaction (the "Incumbent Board") shall cease to constitute at least a majority of the Board of the Company or any successor to the Company (including any entity resulting from such Transaction or which, as a result of such Transaction, directly or indirectly owns or controls the Company or such successor or all or substantially all of its assets); provided that any person becoming a director after the Transaction whose election as a director was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed to be a member of the Incumbent Board.

         K. "Code" means the Internal Revenue Code of 1986, as it may be amended from time to time, as well as regulations promulgated thereunder.

         L. "Committee" means the Employee Benefit Plans Committee of the
Company.

         M. "Deemed Investment" or "Deemed Invested" (as the context requires) means the notional conversion of the balance held in a Participant's Account into shares or units of the

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Investment Alternative(s) selected by the Participant as measuring devices for determining the value of a Participant's Account.

         N. "Deferral Election" means an election by a Participant to defer a portion of his Base Salary and/or Bonus in accordance with Section VI of the Plan.

         O. "Deferral Election Form" means such form or other designated means by which a Participant elects: (a) the amount of Base Salary and/or Bonus to defer for the following Plan Year (in dollar amount or percentage); (b) the Account to which the deferred amounts are to be credited; and (c) the distribution schedule with respect to such amounts.

         P. "Deferred Amounts" means, with respect to a Participant, the sum of
(i) the Base Salary and/or Bonus that the Participant has elected to defer under the Plan and (ii) any Makeup Contributions.

         Q. "Disability" means a disability such that a Participant (1) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (2) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant's employer.

         R. "Eligible Employee" means any U.S. employee of the Company who works 20 or more hours a week with the designation of Grade 418 or higher and any non-U.S. employee with the designation of Grade 418 or higher whose eligibility is approved by the Committee.

         S. "Eligible Termination" means a Participant's involuntary termination of employment with the Company and each of its Affiliates due to (i) a reduction in force, (ii) corporate downsizing, (iii) change in operations, (iv) permanent facility relocation or closing, or other job elimination, in each case as determined by the Committee in its discretion.

         T. "ERISA" means the Employee Retirement Income Security Act of 1974, as it may be amended from time to time, as well as regulations promulgated thereunder.

         U. "Investment Alternatives" mean the securities or other investments as may be offered from time to time by the Committee, from which a Participant may select to be used as measuring devices to determine the Deemed Investment earnings or losses of the Participant's Account. A Participant shall have no real or beneficial ownership in the security or other investment represented by the Investment Alternative.

         V. "Key Employee" means "key employee" as defined in Code Section 416(i) and as determined in the sole discretion of the Committee.

         W. "Makeup Contribution" has the meaning given to it in Section VII of the Plan.

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         X. "Makeup Contribution Account" means the bookkeeping account established by the Company with respect to a Participant under Section VIII.D of the Plan and which shall be credited with the Participant's Makeup Contributions and any Deemed Investment earnings or losses thereon.

         Y. "Matching Contribution" has the meaning given to it in the Savings Incentive Plan.

         Z. "Participant" means an Eligible Employee who has elected to make Base Salary and/or Bonus deferrals in accordance with the Plan with respect to any Plan Year.

         AA. "Plan" means this CIT Group Inc. Deferred Compensation Plan as documented herein and as may be amended from time to time hereafter.

         BB. "Plan Year" means the twelve-month period beginning each January 1 and ending each December 31.

         CC. "Quarterly-Paid Performance-Based Bonus" means any performance-based bonus which is earned and paid quarterly.

         DD. "Savings Incentive Plan" means the CIT Group Inc. Savings Incentive Plan.

         EE. "Scheduled Withdrawal Account" means one or more bookkeeping accounts established by the Company with respect to the Participant under
Section VIII.C of the Plan and which shall be credited with all or a portion of the Participant's Base Salary and Bonus deferrals in accordance with the Participant's Deferral Election and any Deemed Investment earnings or losses thereon.

         FF. "Separation From Service" means a Participant's separation from service with the Company or any Affiliate other than by reason of the Participant's death or Disability, or as determined by the U.S. Secretary of the Treasury.

         GG. "Separation From Service Account" means the bookkeeping account established by the Company with respect to the Participant under Section VIII.B of the Plan and which shall be credited with all or a portion of the Participant's Base Salary and/or Bonus deferrals in accordance with the Participant's Deferral Election and any Deemed Investment earnings or losses thereon.

III. Effective Date and Duration of the Plan.

         The Plan shall be effective on the first day of the first annual enrollment period, which shall occur prior to January 1 of the Plan Year which commences in 2005, and shall remain in effect until such time as it may be terminated by the Company in accordance with Section XII of the Plan.

IV. Administration.

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         A. The Plan shall be administered by the Committee. The Committee shall have all powers necessary to accomplish such purpose, including the power and authority to construe and interpret the Plan in its sole and absolute discretion, to define the terms used herein, to prescribe, amend and rescind rules and regulations, agreements, forms, and notices relating to the administration of the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. Any actions of the Committee with respect to the Plan shall be final, conclusive and binding upon all persons interested in the Plan. The Committee may appoint agents and delegate thereto powers and duties under the Plan, except as otherwise limited by the Plan.

         B. Each member of the Committee shall be entitled, in good faith, to rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company, the Company's independent certified public accountants, or any executive compensation consultant, legal counsel, or other professional retained by the Company. To the maximum extent permitted by law, no member of the Committee, nor any person to whom ministerial duties have been delegated by the Committee, shall be liable to any person for any action taken or omitted in good faith in connection with the interpretation and administration of the Plan. No member of the Committee shall be entitled to act on or decide any matter relating solely to himself or any of his rights or benefits under the Plan.

V. Eligibility and Participation.

         Every Eligible Employee shall be eligible to participate in the Plan and shall become a Participant on the last business day of the enrollment period with respect to his first election to make a deferral under the Plan in accordance with Section VI of the Plan. An Eligible Employee who becomes a Participant shall remain a Participant at all times prior to his death if the value of his Account balance is greater than zero.

VI. Election to Defer.

         A. Timing of Deferral.

               1. An Eligible Employee may make a Deferral Election by completing and submitting a Deferral Election Form during the annual enrollment period established by the Committee as set forth below.

                  (a) Salary Deferrals.

                     (i) With respect to Salary to be earned in the first Plan Year, which shall commence on January 1, 2005 (the "First Plan Year"), a Participant may make a Deferral Election in the enrollment period which shall occur prior to December 31, 2004 (the "First Enrollment Period").

                     (ii) With respect to Salary to be earned in subsequent Plan Years, a Participant may make a Deferral Election during the enrollment period which shall occur in the year prior to the Plan Year to which the Deferral Election relates.

                  (b) Quarterly-Paid Performance-Based Bonus Deferrals.

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                     (i) A Participant may elect to defer a portion of any
Quarterly-Paid Performance-Based Bonus amounts to be earned in the first Plan Year by completing and submitting a Deferral Election Form during the First Enrollment Period.

                     (ii) A Participant may elect to defer a portion of any Quarterly-Paid Performance-Based Bonus amounts to be earned in subsequent Plan Years by completing and submitting a Deferral Election Form during the enrollment period which shall occur in the year prior to the Plan Year to which the Deferral Election relates.

                  (c) Annually-Paid Performance-Based Bonus Deferrals. A Participant may elect to defer a portion of any Annually-Paid Performance-Based Bonus amounts by making a Deferral Election during the enrollment period which shall occur at least six months prior to the end of the performance period to which such Annually-Paid Performance-Based Bonus relates.

                  (d) The following chart illustrates the timing provisions of this Section VI.A.


---------------------------------------- -------------------------------------- --------------------------------------
                                                      Year Earned                         Enrollment Period
---------------------------------------- -------------------------------------- --------------------------------------
                                                    First Plan Year                  Prior to December 31, 2004
                Salary
---------------------------------------- -------------------------------------- --------------------------------------
                                                 Subsequent Plan Years              Prior to the end of the year
                                                                                       preceding the Plan Year
---------------------------------------- -------------------------------------- --------------------------------------

Quarterly-Paid Performance-Based Bonus              First Plan Year                  Prior to December 31, 2004
---------------------------------------- -------------------------------------- --------------------------------------
                                                 Subsequent Plan Years              Prior to the end of the year
                                                                                       preceding the Plan Year
---------------------------------------- -------------------------------------- --------------------------------------
 Annually-Paid Performance-Based Bonus               Any Plan Year                No later than six months prior to
                                                                                  the end of the performance period
---------------------------------------- -------------------------------------- --------------------------------------

               2. A Deferral Election shall become effective upon the last business day of the enrollment period with respect to the Plan Year to which it relates, or in the case of newly Eligible Employees as soon as practicable after the date that such Deferral Election is received. A Deferral Election shall be effective for the Plan Year to which it relates and shall expire at the end of such Plan Year. A Deferral Election may not be modified during a Plan Year except in the event of an Unforeseeable Emergency as provided in Section X.A of the Plan.

               3. The Committee may, in its sole and absolute discretion, permit an Employee who becomes an Eligible Employee during any Plan Year to make a Deferral Election with respect to his Base Salary and Bonus which will be earned during the balance of such Plan Year, within thirty (30) days of the date on which the Employee first becomes an Eligible Employee.

         B. Amount of Deferral.

               1. Base Salary. A Participant may elect to defer up to twenty percent (20%) of his Base Salary with respect to the Plan Year to which the Deferral Election relates in whole

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percentages only. The minimum amount that the Participant may defer with respect to a Plan Year is five percent (5%) of the Participant's Base Salary.

               2. Bonus. The maximum amount that a Participant may defer with respect to a Plan Year is seventy-five percent (75%) of either his Quarterly-Paid Performance-Based Bonus or Annually-Paid Performance-Based Bonus. The minimum amount that a Participant may defer may be calculated, at the discretion of the Participant, as either a percentage or a fixed dollar amount. If calculated as a fixed dollar amount, the minimum amount that may be deferred may not be less than $5,000 (i) for the year, in the case of an Annually-Paid Performance-Based Bonus, or (ii) for any quarter, in the case of a Quarterly-Paid Performance-Based Bonus. If calculated as a percentage, the minimum amount that may be deferred is five percent (5%) of either his Quarterly-Paid Performance-Based Bonus or Annually-Paid Performance-Based Bonus; provided, however, that the percentage selected may not result in a dollar amount that would be less than $5,000 (i) for the year, in the case of an Annually-Paid Performance-Based Bonus, or (ii) for any quarter, in the case of a Quarterly-Paid Performance-Based Bonus.

               3. Notwithstanding the foregoing, in the event a Participant's Deferral Election results in insufficient non-deferred compensation from which the Company may withhold taxes in accordance with applicable law and such other amounts as may be required to be deducted from the amounts otherwise payable to the Participant, the Participant's Deferral Election shall be reduced by the amount necessary to allow the Company to satisfy such withholding requirements.

VII. Company Savings Incentive Plan Makeup Contribution.

         The Company shall make a Makeup Contribution to the Plan on behalf of a Participant for each Plan Year with respect to which the Participant's Matching Contribution is diminished as a result of his Deferral Election. The amount of any Makeup Contribution with respect to a Plan Year shall equal the difference between the maximum Matching Contribution that would have been credited to the Participant's matching contribution account under the Savings Incentive Plan with respect to such Plan Year had the Participant made no Deferral Election under this Plan and the Matching Contribution actually credited to the Participant's matching contribution account under the Savings Incentive Plan for such Plan Year. The Company shall credit any Makeup Contribution with respect to a Plan Year to the Participant's Makeup Contribution Account in accordance with
Section VIII.D. of the Plan.

VIII. Participant Accounts

         A. Establishment of Accounts. A Participant's Deferred Amounts for a Plan Year shall be credited to his Account in accordance with this Section VIII of the Plan. Unless otherwise determined by the Committee, amounts credited to an Account shall be deemed to be invested in Deemed Investments, as provided in
Section IX of the Plan, as of the date so credited.

         B. Separation From Service Account. The Company shall establish a Separation From Service Account with respect to a Participant in accordance with the distribution election set forth in the Participant's Deferral Election Form filed with the Committee. The Company shall credit a Participant's deferred Base Salary and/or deferred Bonus amounts with respect to a

Plan Year to his Separation From Service Account in accordance with the Participant's Deferral Election Form with respect to the Plan Year. The Company shall credit the Deferred Amounts with respect to the Plan Year to the Participant's Separation From Service Account as of the date on which the amounts would have been paid by the Company to the Participant but for the Participant's election to defer receipt hereunder, unless otherwise determined by the Committee.

         C. Scheduled Withdrawal Account. The Company shall establish a Scheduled Withdrawal Account with respect to a Participant to the extent that, in his Deferral Election Form filed with the Committee, the Participant elects to have the distribution of his deferred Base Salary and/or Bonus amounts commence prior to his Separation From Service. Such election must specify the calendar year in which such distribution shall commence, which must be at least five (5) years after the first day of the Plan Year in which the Scheduled Withdrawal Account is first established; provided, however, that the Company shall not establish more than two Scheduled Withdrawal Accounts with respect to the Participant. The timing of the commencement of the distribution shall be subject to the approval of the Committee in its sole and absolute discretion. The Company shall credit a Participant's deferred Base Salary and/or deferred Bonus amounts with respect to a Plan Year to the Participant's Scheduled Withdrawal Account(s) in accordance with the Participant's Deferral Election Form filed by the Participant with the Committee with respect to the Plan Year. The Company shall credit the deferred amounts with respect to the Plan Year to the Participant's Scheduled Withdrawal Account(s) as of the date on which the amounts would have been paid by the Company to the Participant but for the Participant's election to defer receipt hereunder, unless otherwise determined by the Committee.

         D. Makeup Contribution Account.

               1. The Company shall establish a Makeup Contribution Account with respect to a Participant if the Company shall make a Makeup Contribution with respect to such Participant. The Company shall credit any such Makeup Contribution to the Participant's Makeup Contribution Account as soon as practicable following the end of the Plan Year with respect to which such Makeup Contribution shall be made, unless otherwise determined by the Committee.

               2. Notwithstanding anything in Section X to the contrary, no Makeup Contribution credited to a Participant's Makeup Contribution Account shall be vested unless and until such Participant is vested with respect to his Matching Contribution Account under the Savings Incentive Plan.

IX. Investment of Accounts.

         A. Allocation Election. A Participant shall elect Investment Alternatives from a menu provided by the Committee to be used as measuring devices for determining the value of a Participant's Account. A Participant's initial Allocation Election shall be made on the Allocation Election Form and shall specify the Participant's allocations among the Investment Alternatives. A Participant may make different Allocation Elections with respect to his Separation From Service Account and Scheduled Withdrawal Account(s). A Participant's Allocation Election with respect to his Separation From Service Account shall also apply to his

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

Makeup Contribution Account. No separate Allocation Election may be made with respect to a Participant's Makeup Contribution Account.

         B. Continuation of Investment Election. An Allocation Election submitted by a Participant shall be deemed to be a continuing Allocation Election with respect to existing Deferred Amounts and the allocation of any future Deferred Amounts until a new Allocation Election is submitted by the Participant in such form as may be specified by the Committee.

         C. Reallocation Among Investment Alternatives.

               1. A Participant may reallocate his Account balances on-line daily among the Investment Alternatives by submitting a new Allocation Election to the Committee in such form and at such time or times as may be specified by the Committee. The Committee may, in its sole and absolute discretion, restrict allocation or reallocation by Participants into or out of specified Investment Alternatives or specify minimum or maximum amounts that may be allocated or reallocated by Participants.

               2. If a Participant so elects, funds in his Accounts will be automatically reallocated among his specified Investment Alternatives monthly, quarterly or annually, on the first business day of such period, at the election of the Participant, in a manner so as to preserve the balance of the Participant's Allocation Elections, making adjustments as necessary to account for earnings (or losses) on Deemed Investments and any withdrawals or distributions.

         D. Change in Investment Alternatives. The Committee, in its sole and absolute discretion, shall be permitted to add or remove Investment Alternatives provided that any such additions or removals of Investment Alternatives shall not be effective with respect to any period prior to the effective date of the change.

         E. Account Valuation. A Participant's Account shall be valued as the sum of the value of all Deemed Investments of the Account minus any withdrawals or distributions from such Account. The amount of deemed income and appreciation and depreciation in value of an Account will be credited and debited to, or otherwise reflected in, the balance of such Account from time to time as determined by the Committee.

         F. Company's Authority to Invest. Notwithstanding anything in this
Section IX to the contrary, the Company shall have the sole and exclusive authority to invest any or all amounts deferred in any manner, regardless of the Allocation Elections of the Participants. A Participant's election of Investment Alternatives as measuring devices for determining the value of a Participant's Account does not represent actual ownership of, or any ownership rights in or to, the investments to which the Investment Alternatives refer, nor is the Company in any way bound or directed to make actual investments corresponding to Deemed Investments. A Participant's Allocation Election shall be used solely for purposes of determining the value of such Participant's Accounts and the amount of the corresponding liability of the Company in accordance with this Plan.

         G. Life Insurance. In the event that, in its discretion, the Company purchases an insurance policy or policies insuring the life of a Participant to allow the Company to recover the cost of providing the benefits hereunder, neither the Participant, Participant's Beneficiary, nor any other person shall have or acquire any rights whatsoever in such policy or policies or in the proceeds therefrom.

X. Distributions.

         A. Unforeseeable Emergency Distribution. The Committee may, in its sole and absolute discretion, make a partial or total distribution of the amounts credited to a Participant's Account and/or modify or cancel a Participant's Deferral Election with respect to a Plan Year upon the Participant's request and a demonstration by the Participant of an Unforeseeable Emergency. An Unforeseeable Emergency means a severe financial hardship to the Participant or Beneficiary resulting from a sudden and unexpected illness or accident of the Participant or Beneficiary, the Participant's or Beneficiary's spouse, or the Participant's or Beneficiary's dependent (as defined under Code ss. 152(a)); loss of the Participant's or Beneficiary's property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or Beneficiary. The circumstances that will constitute an Unforeseeable Emergency in any particular case shall be determined by the Committee, in its sole and absolute discretion. If a Participant demonstrates that an Unforeseeable Emergency has occurred, the Company shall first cancel the Participant's Deferral Elections for the balance of the Plan Year in which an Unforeseeable Emergency distribution request is granted, and the Participant shall not be allowed to make a new Deferral Election until the enrollment period that begins one full calendar year after the date of such distribution. If the Participant demonstrates and the Committee shall determine that a cancellation of the Participant's Deferral Election for the balance of the Plan Year will not alleviate or remedy the Participant's or Beneficiary's Unforeseeable Emergency, then, in addition to such aforementioned cancellation of the Participant's Deferral Election, the Committee shall authorize a distribution from the Participant's account in the amount deemed necessary by the Committee, in its sole and absolute discretion, to alleviate or remedy the Participant's or Beneficiary's Unforeseeable Emergency; provided, however, that the amount of the distribution shall not exceed the amount needed to satisfy the emergency plus taxes reasonably anticipated as a result of the distribution. Distributions shall not be allowed to the extent that the hardship may be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of the Participant's assets (to the extent such liquidation would not itself cause a severe financial hardship).

         B. Scheduled Withdrawal Account Distribution.

               1. General. A Scheduled Withdrawal Account distribution shall be paid in accordance with the distribution schedule election made with respect thereto. Distributions to the Participant shall commence on a date determined in accordance with administrative practices following the distribution date or dates selected by the Participant. A Participant may elect to have his distributions paid in a single lump sum or in up to five (5) annual installments; provided that no Scheduled Withdrawal Account distribution may commence prior to the fifth anniversary of the first day of the Plan Year in which the Scheduled Withdrawal Account was first established (the "Fifth Anniversary"). Subject to Section X.A, a Participant may not make changes to a Scheduled Withdrawal Account distribution schedule once it is submitted to the Company.

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

               2. Separation From Service Prior to Commencement of Distribution. Notwithstanding anything in paragraph 1 above to the contrary, in the event of a Participant's Separation From Service prior to the commencement of distribution of a Scheduled Withdrawal Account in accordance with the Participant's distribution schedule, such Participant's Scheduled Withdrawal Account balance will be distributed as follows.

                  (a) In the event of a Participant's Separation From Service prior to the commencement of distribution of a Scheduled Withdrawal Account in accordance with the Participant's distribution schedule and prior to the Fifth Anniversary, the balance in such Scheduled Withdrawal Account will be distributed in a single lump sum on a date determined in accordance with administrative practices following the Participant's Separation From Service; provided, however, that if the Participant is a Key Employee, no distribution will be paid earlier than six months after the Participant's Separation From Service.

                  (b) In the event of a Participant's Separation From Service prior to the commencement of distribution of a Scheduled Withdrawal Account in accordance with the Participant's distribution schedule and on or after the Fifth Anniversary, the balance in such Scheduled Withdrawal Account will be distributed in accordance with the distribution schedule elected by the Participant with respect to such Scheduled Withdrawal Account.

         C. Separation From Service Account and Makeup Contribution Account Distribution.

               1. Upon a Participant's Separation From Service, the vested portion of a Participant's Makeup Contribution Account balance will be rolled into the Participant's Separation From Service Account balance, which will be distributed in accordance with the distribution schedule elected by the Participant as set forth below. Distributions shall generally commence on a date determined in accordance with administrative practices following the distribution date or dates selected by the Participant. A Participant may elect to have the distribution of his Separation From Service Account balance (including the rolled in vested Makeup Contribution Account balance) commence
(i) upon Separation From Service; provided, however, that if the Participant is a Key Employee, no distribution will be made earlier than six months after the Participant's Separation From Service, or (ii) in any year up through the fifth year following the year in which the Participant's Separation From Service occurs. A Participant may elect to have his distribution paid in (x) a single lump sum, (y) up to fifteen (15) annual installments or (z) an initial lump sum followed by up to fifteen (15) annual installments. A Participant shall only be entitled to receive distribution in annual installments, if so elected, if at the time of the Participant's Separation From Service:

                  (a) the Participant has completed five (5) years of participation in the Plan; or

                  (b) the Participant has completed four (4) years of participation in the Plan and incurs an Eligible Termination.

         If the Participant does not meet the requirements set forth in either
(a) or (b) above, then, regardless of the Participant's election, he shall receive distribution in a single lump sum.

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

               2. A Participant shall be permitted to make an election to delay the timing or change the form of distribution of his Separation From Service Account balance (including the rolled in vested Makeup Contribution Account balance) by completing and submitting the appropriate form, or by such other means as prescribed by the Committee, at any time prior to the Participant's Separation From Service, provided such election must (i) not take effect until at least twelve (12) months after the date on which the election is made, (ii) be made at least thirteen (13) months prior to the date distribution would otherwise have commenced and (iii) to the extent such election is intended to delay the timing of the distribution, provide for an additional deferral period of not less than five years from the date such distribution would otherwise have been made. Any change that would result in the acceleration of a distribution as determined by the Committee shall not be permitted.

         D. Death Distribution.

               1. Death Prior to Separation From Service. Should a Participant die prior to his Separation From Service, the Participant's Beneficiary shall receive the Participant's Account balance as follows:

                  (a) Separation From Service Account and Makeup Contribution Account. In the event of a Participant's death prior to Separation From Service, the Participant's Makeup Contribution Account balance will be rolled into the Participant's Separation From Service Account balance, which will be paid in a single lump sum on a date determined in accordance with administrative practices following the Participant's death.

                  (b) Scheduled Withdrawal Account.

                     (i) Death Prior to Commencement of Distribution. In the event of a Participant's death prior to Separation From Service and before the distribution of the Participant's Scheduled Withdrawal Account has commenced, the Participant's Beneficiary shall receive the balance in such Scheduled Withdrawal Account in a single lump sum on a date determined in accordance with administrative practices following the Participant's death.

                     (ii) Death After Commencement of Distribution. In the event of a Participant's death prior to Separation From Service and after the distribution of the Participant's Scheduled Withdrawal Account has commenced, the Participant's Beneficiary shall receive the balance in such Scheduled Withdrawal Account in accordance with the distribution schedule elected by the Participant with respect to such Scheduled Withdrawal Account

               2. Death Following Separation From Service. Should a Participant die following his Separation From Service the Participant's Beneficiary shall receive the Participant's Account balance in accordance with the distribution schedule(s) elected by the Participant.

               3. Beneficiary Designation. Beneficiary designations shall be made by the Participant on a form or by such other means as prescribed by the Committee. The Participant may, at any time, change or revoke such designation in such form and manner as may be prescribed by the Committee. A Participant's change or revocation of a Beneficiary designation shall be effective upon the Committee's receipt of a new Beneficiary designation or a revocation in the form and manner prescribed by the Committee. In the event that more than one Beneficiary is designated and a Beneficiary predeceases the Participant, his share shall be allocated proportionately among the remaining Beneficiary(ies) surviving the Participant. If the Participant does not designate a Beneficiary or if no designated Beneficiary survives the Participant, those portions of the Participant's Account remaining unpaid upon the Participant's death shall be paid to the Participant's estate in a single lump sum as soon as practicable following the Participant's death.

         E. Disability Distribution. Notwithstanding anything to the contrary in the Plan, in the event of a Participant's Disability prior to Separation From Service, the Participant's Account will be distributed as follows:

               1. Separation From Service Account and Makeup Contribution Account. In the event of a Participant's Disability, the Participant's Makeup Contribution Account balance will be rolled into the Participant's Separation From Service Account balance, which will be distributed as follows. Upon making the initial election to defer amounts into a Separation From Service Account, a Participant shall make an irrevocable election with respect to the treatment of his Separation From Service Account balance (including the rolled in Makeup Contribution Account balance) in the event of his Disability. A Participant may elect that upon his Disability his benefit shall be distributed in (i) a single lump sum (ii) up to fifteen (15) annual installments commencing in any year up through the fifth year following the year in which the Disability occurs or
(iii) an initial lump sum followed by up to fifteen (15) annual installments.

               2. Scheduled Withdrawal Account. In the event of a Participant's Disability, whether such Disability occurs before or after the distribution of a Participant's Scheduled Withdrawal Account has commenced, the distribution of such Scheduled Withdrawal Account will be in accordance with the distribution schedule elected by the Participant with respect to such Scheduled Withdrawal Account.

         F. Distribution if No Distribution Election Is Made. In the event that at the time of a Participant's Separation From Service, Disability or death there is no valid distribution election by a Participant on file with the Committee, all distributions to the Participant will be made in a single lump sum on a date determined in accordance with administrative practices following the Participant's Separation From Service, Disability or death, as the case may be; provided, however, that if the Participant is a Key Employee, no distribution will be paid earlier than six months after the Participant's Separation From Service.

         G. Small Account Balance Lump Sum Payment. Notwithstanding anything to the contrary in this Section X, in the event that the balance in any of the Participant's Accounts at the time of the Participant's Separation From Service, Disability or death, or at any time thereafter, is less than twenty thousand dollars ($20,000), such balance will automatically be paid in a single lump sum, and any distribution election to the contrary shall be null and void; provided, however, that if the Participant is a Key Employee, no distribution will be paid earlier than six months after the Participant's Separation From Service.

         H. Prohibition On Acceleration of Distributions. Notwithstanding anything to the contrary in the Plan, the Plan shall not permit the acceleration of the time or schedule of any payment under the Plan, except as provided in the Code.

         I. Pro-rata Subtraction from Investment Alternatives. In the event a distribution under this Section X is less than a Participant's entire Account balance and the earnings or losses on the Deemed Investments of the Account is allocated over more than one Investment Alternative, the distribution shall be deemed to be subtracted from each Investment Alternative in a pro-rata manner determined by discretion of the Committee. All amounts needed for a distribution will be deemed withdrawn from the Investment Alternative(s) as close in time as is practicable to the requested distribution date. If a Participant has elected to receive installment payments, unpaid balances will continue to earn gains or losses based upon the performance of the Investment Alternative(s) that such Participant has designated as his Deemed Investment(s).

         J. Non-deductibility under Code ss. 162(m). With respect to any Participant who is a "covered employee" as defined in Code ss. 162(m), the Committee may delay a distribution to such Participant if the Committee concludes, in its sole and absolute discretion, that such distribution would not be deductible by the Company under Code ss. 162(m) until such time as such distribution would be deductible.

XI. Funding of the Plan.

         A. General Assets. All benefits in respect of a Participant under this Plan shall be paid directly from either the general funds of the Company or a "rabbi trust" (as described in Section XI.B of the Plan), created by the Company for the purpose of informally funding the Plan. No special or separate fund shall be established and no other segregation of assets shall be made to assure payment of any benefits hereunder. No Participant or Beneficiary shall have any right, title or interest whatever in or to any investments which the Company may make to aid the Company in meeting its obligation hereunder, including any life insurance policies owned by the Company on Participants' lives or assets held by a rabbi trust. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and any Participant or Beneficiary. To the extent that any person acquires a right to receive distributions from the Company hereunder, such rights are no greater than the right of an unsecured general creditor of the Company.

         B. Rabbi Trust. The Company may, in its sole discretion, establish a grantor trust, commonly known as a "rabbi trust," with an independent, third-party trustee, as a vehicle for accumulating the assets needed to pay the promised benefit. The Company may, in its sole and absolute discretion, from time to time contribute to such rabbi trust, if established, such amounts as the Company, in its sole and absolute discretion, shall so determine, provided, however, that the Company shall be under no obligation to establish any such trust or any other informal funding vehicle.

XII. Amendment and Plan Termination.

         A. Amendment and Plan Termination. The Plan is intended to be permanent. But the Compensation Committee of the Board may at any time modify, amend or terminate the

Plan; provided, however, that the Committee may adopt non-substantive amendments which it may deem necessary or appropriate to facilitate the administration, management, or interpretation of the Plan or to conform the Plan thereto, or to maintain the Plan as a plan meeting the requirements of any applicable section of law (including the Code and ERISA). Any such modification, amendment or termination shall not cancel, reduce or otherwise adversely affect the amount of benefits of any Participant accrued and/or, except as otherwise provided in this
Section XII, the form of payment of such benefits elected by such Participant in accordance with Section X of the Plan as of the date of any such modification, amendment, or termination, without the consent of the Participant. Notwithstanding the foregoing, this Plan may not be suspended, amended, otherwise modified, or terminated within twenty-four (24) months following a Change of Control without the consent of a majority of the Participants, without regard to the Participants' individual Account balances.

         B. Adverse Income Tax Determination/Compliance with Law. Notwithstanding anything to the contrary in the Plan, if any Participant receives a deficiency notice from the Internal Revenue Service (the "IRS") asserting constructive receipt of amounts payable under the Plan, or if legislation is passed or IRS regulations or other guidance is issued which causes current income taxation of Deferred Amounts and/or the investment earnings attributed thereto due to any Participant distribution, right to such distribution, or other Plan provision, the Board, in its sole discretion, may terminate the Plan or such Participant's participation in the Plan, and/or the Committee or the Board may declare null and void any Plan provision with respect to affected Participants. In addition, it is intended that this Plan comply with all provisions of the Code and regulations and rulings in effect from time to time regarding the permissible deferral of compensation and taxes thereon, and it is understood that this Plan does so comply. If the laws of the United States and regulations thereunder are amended or construed in such a way as to make this Plan (or its intended deferral of compensation and taxes) in whole or in part void, then the Board, in its sole discretion, may choose to terminate the Plan or Participants' Deferral Elections with respect to the Plan Year to which they relate or it may (to the extent it deems practicable) give effect to the Plan in such a manner as it deems will best carry out the purposes and intentions of the Plan.

XIII. Miscellaneous

         A. No Right to Assign. Other than by will, the laws of descent and distribution, or by appointing a Beneficiary, no right, title or interest of any kind in the Plan shall be transferable or assignable by a Participant (or his Beneficiary) or be subject to alienation, anticipation, sale, pledge, encumbrance, garnishment, attachment, levy, execution or other legal or equitable process, nor be subject to the debts, contracts, liabilities or engagements, or torts of any Participant or his Beneficiary. Any attempt to alienate, sell, transfer, assign, pledge, garnish, attach or take any other action subject to legal or equitable process or encumber or dispose of any interest in the Plan shall be void. However, if, as a result of a divorce, a Participant is responsible for child support, alimony, or marital property rights payments, his benefit under the Plan may be assigned to meet those payments if a "qualified domestic relations order" as defined in Code ss. 414(p) has been issued for the Plan, as approved by the Committee.

         B. Successors. The provisions of Plan shall bind and inure to the benefit of the Company and its successors and assigns. The term successor as used herein shall include any corporate or other business entity which shall, by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of the Company, and successors of any such corporation or other business entity.

         C. No Employment Rights Conferred. Nothing contained in the Plan shall
(i) confer upon any Participant any right with respect to continuation of employment with the Company or any Affiliate, (ii) interfere in any way with the right of the Company or any Affiliate to terminate a Participant's employment at any time, or (iii) confer upon any Participant or other person any claim or right to any distribution under the Plan except in accordance with its terms.

         D. Location Of Participants. Each Participant shall keep the Company informed of his current address and the current address of his Beneficiary. The Company shall not be obligated to search for any person. If such person is not located within three (3) years after the date on which payment of the Participant's benefits payable under this Plan may first be made, payment may be made as though the Participant or his Beneficiary had died at the end of such three-year period.

         E. Incompetent Individuals. The Committee may, from time to time, establish rules and procedures which it determines to be necessary for the proper administration of the Plan and the benefits payable to a Participant or Beneficiary in the event that such Participant or Beneficiary is declared incompetent and a conservator or other person is appointed and legally charged with that Participant's or Beneficiary's care. Except as otherwise provided for herein, when the Committee determines that such Participant or Beneficiary is unable to manage his financial affairs, the Committee may pay such Participant's or Beneficiary's benefits to such conservator, person legally charged with such Participant's or Beneficiary's care, or institution then contributing toward or providing for the care and maintenance of such Participant or Beneficiary. Any such payment shall constitute a complete discharge of any liability of the Company and the Plan for such Participant or Beneficiary.

         F. Indemnification. To the extent permitted by law, the Company shall indemnify any employee or any director of the Company, or his and legal representatives, against all liability and reasonable expenses, including counsel fees, amounts paid in settlement and amounts of judgments, fines or penalties, incurred or imposed upon him in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, arising from any act or omission in connection with his or her duties with respect to this Plan, provided that such act or omission does not constitute gross negligence or willful misconduct.

         G. Statements; Errors in Statements or Distributions. The Committee will furnish to a Participant, in such manner as the Committee shall determine, a statement reflecting the amounts credited to the Participant's Account and any transactions therein from time to time and not less frequently than once each calendar year. In the event an error is made in a statement, the error will be corrected on the next statement following the date the error is discovered. In the event of an error in a distribution, the Participant's Account shall, immediately upon the discovery of the error, be adjusted to reflect the under or over payment and, if possible, the next distribution shall be adjusted upward or downward to correct the prior error. If the remaining balance of a Participant's Account is insufficient to cover an erroneous overpayment, the Company may, at its discretion and as allowed by law, offset other amounts payable to the

Participant from the Company (including, but not limited to, salary, bonuses, expense reimbursements, severance benefits or other employee compensation benefit arrangements, as allowed by law) to recoup the amount of such overpayment.

         H. Receipt and Release. Distributions (in any form) to any Participant or Beneficiary (or any legal representative thereof) in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims for Deferred Amounts and relating to any Account to which the distributions relate against the Company or the Committee, and the Company may require such Participant or Beneficiary (or any legal representative thereof), as a condition to such distributions, to execute a receipt and release to such effect.

         I. Tax Withholding. The Company shall have the right to deduct from amounts otherwise payable in settlement of a Deferred Amount or Account any sums that federal, state, local or foreign tax law requires to be withheld with respect to such distribution.

         J. Headings and Subheadings. Headings and subheadings in the Plan are for reference only, and if there is any conflict between such headings or subheadings and the text of the Plan, the text shall control.

         K. Invalid or Unenforceable Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Committee may elect in it sole and absolute discretion to construe such invalid or unenforceable provisions in a manner that conforms to applicable law or as if such provisions, to the extent invalid or unenforceable, had not been included.

         L. Governing Law. This Plan and the Participant's participation in the Plan shall be interpreted and applied in accordance with the laws of the State of New York, without regard to conflicts of law principles, except to the extent superseded by applicable federal law.